UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement.
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
☐	Definitive Proxy Statement.
☒	Definitive Additional Materials.
☐	Soliciting Material under § 240.14a-12.

Quoin Pharmaceuticals Ltd.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

The following material supplements the definitive proxy statement (the “Proxy Statement”) of Quoin Pharmaceuticals Ltd., an Israeli company (the “Company”), filed with the Securities and Exchange Commission (the “SEC”) on February 27, 2024 relating to the Company’s Special General Meeting of Shareholders (the “Special Meeting”), previously scheduled to be held on March 29, 2024. The Company’s Special Meeting was called to order at 12:00 pm, Eastern Time, on March 29, 2024, and adjourned, without any business being conducted due to lack of the required quorum, to April 5, 2024.

The Special Meeting will reconvene at 12:00 pm, Eastern Time, on Friday, April 5, 2024, at the offices of Blank Rome LLP, located at One Logan Square, Philadelphia, PA 19103. Only shareholders of record as of the record date, February 23, 2024, are entitled to and are being requested to vote at the Special Meeting. Proxies previously submitted in respect of the Special Meeting will be voted at the reconvened Special Meeting, unless properly revoked, and shareholders who have previously submitted a proxy or otherwise voted need not take any action.

No changes have been made to the record date or the proposal to be brought before the Special Meeting, which is set forth in the Proxy Statement. The Company strongly encourages all of its shareholders to read the Company’s Proxy Statement and other proxy materials relating to the Special Meeting, which are available free of charge on the SEC’s website at www.sec.gov and on https://quoinpharma.gcs-web.com/special-meetings. Information contained on or accessible through these websites is not incorporated by reference in, or otherwise made a part of, the Proxy Statement, as supplemented, and any references to these websites are intended to be inactive textual references only.

This supplement should be read in conjunction with the Proxy Statement in its entirety.